EXHIBIT 10.46

FORM OF RESTRICTED STOCK AGREEMENT

UNDER THE PACIFICARE HEALTH SYSTEMS, INC.

2005 EQUITY INCENTIVE PLAN

Pursuant to the terms of the Restricted Stock Grant Notice (the “Grant Notice”) and this Restricted Stock Agreement (collectively, this “Agreement”), PacifiCare Health Systems, Inc., a Delaware corporation (“PacifiCare”), grants to the individual identified in the Grant Notice (the “Grantee”) shares of PacifiCare’s Common Stock under the following terms and conditions:

WHEREAS, PacifiCare’s management has implemented a long-term incentive program by granting shares of restricted stock to certain employees and consultants of PacifiCare;

WHEREAS, the restricted stock to be used for this long-term incentive program will be granted pursuant to the 2005 Equity Incentive Plan of PacifiCare (the “Plan”), the terms of which are hereby incorporated by reference and made a part of this Agreement;

WHEREAS, PacifiCare has determined that it would be to the advantage and best interest of PacifiCare and its stockholders to grant the shares provided for herein to the Grantee as an inducement to remain in the service of PacifiCare or its Subsidiaries and as an incentive for increased efforts during such service; and

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE 1

DEFINITIONS

Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Plan. Whenever the following capitalized terms are used in this Agreement, they shall have the meaning specified below unless the context clearly indicates to the contrary.

Section 1.1    Chief Financial Officer

“Chief Financial Officer” shall mean the Chief Financial Officer of PacifiCare.

Section 1.2    Date of Grant

“Date of Grant” shall mean the date of grant of the Shares as set forth in the Grant Notice.

Section 1.3    Director

“Director” shall mean a member of the Board of Directors of PacifiCare.

Section 1.4    Disability

“Disability” for purposes of this Agreement means that an Employee is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of PacifiCare.

Section 1.5    Pronouns

The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

Section 1.6    Secretary

“Secretary” shall mean the Secretary of PacifiCare.

Section 1.7    Shares

“Shares” shall mean the shares of Common Stock granted to the Grantee under this Agreement.

Section 1.8    Subsidiary

“Subsidiary” shall mean any corporation in an unbroken chain of corporations beginning with PacifiCare if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Section 1.9    Termination of Employment

“Termination of Employment” shall mean the time when the Grantee ceases to be an employee or a consultant of PacifiCare or a Subsidiary, in either case, for any reason, including, but not limited to, a termination by resignation, discharge, death or retirement, but excluding terminations where there is a simultaneous employment, engagement or appointment of the Grantee as an employee, consultant or Director of PacifiCare or a Subsidiary. For purposes of the Plan and this Agreement, if an entity ceases to be a Subsidiary of PacifiCare (a “Former Subsidiary”), an employee of such Former Subsidiary who does not continue as an employee or service provider in respect of PacifiCare or another Subsidiary after such giving effect to such Former Subsidiary’s change in status shall be deemed to have suffered a Termination of Employment. The Committee, in its discretion, shall determine the effect of all other matters and questions relating to Termination of Employment, including, but not limited to, the question of whether particular leaves of absence constitute Terminations of Employment, subject to the requirements of applicable laws.

ARTICLE 2

GRANT OF SHARES

Section 2.1    Grant of Shares

On the terms and conditions set forth in this Agreement, PacifiCare agrees to grant to the Grantee, and the Grantee agrees to receive from PacifiCare, the number of Shares set forth in the Grant Notice.

Section 2.2    Consideration

The Grantee is receiving the Shares in consideration of past services previously rendered or future services to be rendered during the Grantee’s employment or engagement with PacifiCare, so no payment is required from the Grantee for the Shares.

Section 2.3    Rights as a Stockholder

Upon the Date of Grant, the Grantee shall have all rights as a stockholder of PacifiCare, including without limitation the right to vote the Shares. If the Shares do not vest and are forfeited, the Grantee will lose any and all rights as a stockholder with respect to the forfeited Shares.

Section 2.4    Escrow

Upon the Date of Grant, the Shares shall be deposited in escrow with PacifiCare or an agent acting on behalf of PacifiCare to be held in accordance with the provisions of this Agreement. Any new, substituted or additional securities or other property described in Section 2.6 below shall immediately be delivered to PacifiCare or its agent to be held in escrow until vesting of the Shares. All regular cash dividends, if any, on the Shares (or other securities at the time held in escrow) shall be paid directly to the Grantee and shall not be held in escrow. The Shares shall be released from escrow to the Grantee within thirty (30) days upon vesting of the Shares as provided in Section 3.2 of this Agreement, together with any other assets or securities held in escrow hereunder. If the Shares do not vest as provided herein, upon Termination of Employment the unvested Shares shall be surrendered to PacifiCare for cancellation.

Section 2.5    No Retention Rights

Nothing in this Agreement or in the Plan shall confer upon the Grantee a right to continue in the employ of PacifiCare or any Subsidiary or shall interfere with or restrict in any way the rights of PacifiCare and its Subsidiaries, which are hereby expressly reserved, to discharge the Grantee.

Section 2.6    Additional Shares or Substituted Securities

If any extraordinary dividend or other extraordinary distribution occurs in respect of the Common Stock (whether in the form of cash, Common Stock, other securities or other property), or any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend), reverse stock split, reorganization, merger, combination, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of PacifiCare, or any similar, unusual or extraordinary corporate transaction (or event in respect of the Common Stock) or a sale of substantially all the assets of PacifiCare occurs, proportionate adjustments shall be made to the Shares by the Committee in accordance with the provisions of Section 15 of the Plan.

ARTICLE 3

VESTING; RISKS OF FORFEITURE

Section 3.1    Risk of Forfeiture

The Shares shall initially be restricted Shares and shall be subject to a risk of forfeiture that shall lapse over the Grantee’s period of continuous service with PacifiCare. Upon a Grantee’s Termination of Employment for any reason, except death or Disability, prior to the vesting of the Shares, such Grantee shall forfeit and lose all rights to any and all unvested Shares.

Section 3.2    Vesting of Shares

Subject to Sections 3.1 and 3.3, beneficial ownership of the Shares shall vest and the risk of forfeiture shall lapse on the vesting date or dates set forth in the Grant Notice applicable to the Shares (each, a “Vesting Date”).

Section 3.3    Acceleration of Vesting

(a)    Notwithstanding anything to the contrary in Section 3.2 , the Grantee acknowledges and agrees that beneficial ownership of all of the Shares shall vest immediately upon the first to occur of the following events:

(i)    Grantee’s death;

(ii)    Grantee’s Disability; or

(iii)    The effective date of a Change of Control

(b)    By a resolution adopted after the Shares are granted, the Committee may in its absolute discretion, on such terms and conditions as it may determine to be appropriate and subject to Section 3.1, accelerate the time at which the Shares or any portion thereof shall vest.

(c)    The Committee may make such determinations and adopt such rules and conditions as it, in its absolute discretion, deems appropriate in connection with a Change of Control and acceleration of vesting, including, without limitation, provisions to ensure that any such acceleration shall be conditioned upon the consummation of the contemplated corporate transaction. All such determinations by the Committee shall be conclusive.

ARTICLE 4

MISCELLANEOUS

Section 4.1    Shares Granted Under The Plan

The Shares will be granted under the Plan, and will be governed by the terms of the Plan.

Section 4.2    Administration

The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Grantee, PacifiCare and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the Shares.

Section 4.3    Shares Not Transferable

Prior to the applicable Vesting Date, none of the Shares, nor any interest or right therein or part thereof, may be transferred, alienated, pledged, encumbered, assigned or otherwise disposed of by Grantee, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 4.3 shall not prevent transfers by will, by qualified domestic relations order or by the applicable laws of descent and distribution.

Section 4.4    Notices

Any notice to be given under the terms of this Agreement to PacifiCare shall be addressed to PacifiCare in care of its Secretary or Chief Financial Officer and any notice to be given to the Grantee shall be addressed to him at the address given beneath his signature hereto. By a notice given pursuant to this Section 4.4, either party may hereafter designate a different address for notices to be given to him. Any notice which is required to be given to the Grantee shall, if the Grantee is then deceased, be given to the Grantee’s personal representative if such representative has previously informed PacifiCare of his status and address by written notice under this Section 4.4. Any notice shall have been deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

Section 4.5    Withholding

The Grantee hereby authorizes any required withholding from, at PacifiCare’s election, the Shares, payroll and any other amounts payable to Grantee and otherwise agrees to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of PacifiCare, if any, which arise in connection with the vesting or issuance of the Shares. Unless the tax withholding obligations of PacifiCare are satisfied, PacifiCare shall have no obligation to issue the Shares.

Grantee may satisfy any federal, state or local tax withholding obligation relating to the vesting of any Shares by any of the following means (in addition to PacifiCare’s right to withhold from any compensation paid to Grantee by PacifiCare) or by a combination of such means: (i) tendering a cash payment; (ii) authorizing PacifiCare to withhold shares of Common Stock from fully vested shares of Common Stock otherwise issuable to Grantee as a result of the vesting of any Shares, having a fair market value, determined as of the date of withholding, not in excess of the amount of such tax obligation; or (iii) delivering to PacifiCare owned and unencumbered shares of Common Stock having a fair market value, determined as of the date of delivery, not in excess of such tax obligation. A share withholding election shall be deemed made when written notice of such election, signed by Grantee, has been delivered or transmitted to the Secretary or Chief Financial Officer of PacifiCare at its then principal office. Delivery of such notice shall constitute an irrevocable election to have shares withheld.

Section 4.6    Titles

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

Section 4.7    Inconsistency between Agreement and Plan

In the event of any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.

Section 4.8    Choice of Law

This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware.